                                                                    EXHIBIT 99.3

Audited financial statements of VINA technologies, Inc. for the years ended December 31, 2002 and December 31, 2001 and Independent Auditors' Report.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VINA Technologies, Inc.
Newark, California

We have audited the accompanying consolidated balance sheets of VINA Technologies and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of VINA Technologies and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche, LLP
San Jose, California
January 22, 2003
(February 28, 2003 as to Note 15)

                             VINA TECHNOLOGIES, INC.
                           Consolidated Balance Sheets
               (In thousands, except share and per share amounts)


                                                                                             December 31,
                                                                                        2001            2002
                                                                                      ---------       ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents ...................................................      $  15,805       $   4,567
   Restricted cash .............................................................             --           3,500
   Short-term investments ......................................................            500              50
   Common stock subscription receivable ........................................          9,589              --
   Accounts receivable, less of allowance for doubtful accounts
     of  $457 in 2001 and $245 in 2002 .........................................          8,059           3,348
   Inventories .................................................................          5,733           3,367
   Deposits ....................................................................             69           1,042
   Prepaid expenses and other ..................................................          1,493           1,312
                                                                                      ---------       ---------
        Total current assets ...................................................         41,248          17,186
Property and equipment, net ....................................................          5,271           1,968
Other assets ...................................................................            356              32
Acquired intangibles, net ......................................................          5,663           1,394
Goodwill, net ..................................................................         26,426              --
                                                                                      ---------       ---------
        Total assets ...........................................................      $  78,964       $  20,580
                                                                                      =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .............................................................      $   7,798       $   2,979
  Accrued compensation and related benefits ....................................          2,234             900
  Accrued warranty .............................................................            696             414
  Other current liabilities ....................................................          2,708           1,915
  Short-term debt ..............................................................             --           3,000
                                                                                      ---------       ---------
  Total current liabilities ....................................................         13,436           9,208

Commitments and Contingencies (Note 9)

Stockholders' equity:
  Convertible preferred stock; $0.0001 par value; 5,000,000 shares
      authorized; none outstanding .............................................             --              --
  Common stock; $0.0001 par value; 125,000,000 shares authorized: 2001 and 2002,
      shares outstanding: 2001, 62,013,759; 2002, 62,080,636 ...................              6               6
  Additional paid-in capital ...................................................        194,814         189,297
  Deferred stock compensation ..................................................         (7,106)           (315)
  Accumulated deficit ..........................................................       (122,186)       (177,616)
                                                                                      ---------       ---------
        Total stockholders' equity .............................................         65,528          11,372
                                                                                      ---------       ---------
        Total liabilities and stockholders' equity .............................      $  78,964       $  20,580
                                                                                      =========       =========


                 See notes to consolidated financial statements

                             VINA TECHNOLOGIES, INC.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)


                                                                                   Years Ended
                                                                                   December 31,
                                                                      --------------------------------------
                                                                        2000           2001           2002
                                                                      --------       --------       --------
Net revenue ....................................................      $ 32,078       $ 45,112       $ 25,143
Cost of revenue (excluding stock-based compensation) ...........        19,240         28,714         17,534
                                                                      --------       --------       --------
Gross profit (excluding stock-based compensation) ..............        12,838         16,398          7,609
                                                                      --------       --------       --------
Costs and expenses:
   Research and development (excluding stock-based compensation)        12,609         18,841         13,931
   Selling, general and administrative (excluding stock-based
     compensation) .............................................        21,124         22,697         14,515
   Stock-based compensation, net (*) ...........................        24,169         10,570          1,276
   In-process research and development .........................            --          5,081             --
   Amortization of intangible assets ...........................            --          8,243            789
   Impairment of goodwill and intangible assets ................            --             --         29,783
   Restructuring expenses (excluding stock-based compensation) .            --            991          2,941
                                                                      --------       --------       --------
        Total costs and expenses ...............................        57,902         66,423         63,235
                                                                      --------       --------       --------
Loss from operations ...........................................       (45,064)       (50,025)       (55,626)
Interest income ................................................         1,757          1,486            207
Interest expense ...............................................           (25)            --            (11)
Other (expense) ................................................            --           (103)            --
                                                                      --------       --------       --------
Net loss .......................................................      $(43,332)      $(48,642)      $(55,430)
                                                                      ========       ========       ========
Net loss per share, basic and diluted ..........................      $  (2.63)      $  (1.31)      $  (0.90)
                                                                      ========       ========       ========
Shares used in computation, basic and diluted ..................        16,467         37,121         61,643
                                                                      ========       ========       ========

* Stock-based compensation, net:

      Cost of revenue ..........................................      $  1,855       $  1,016       $    520
      Research and development .................................         7,985          4,446          1,135
      Selling, general and administrative ......................        14,329          7,677          1,930
      Restructuring benefit ....................................            --         (2,569)        (2,309)
                                                                      --------       --------       --------
         Total .................................................      $ 24,169       $ 10,570       $  1,276
                                                                      ========       ========       ========


                 See notes to consolidated financial statements

                             VINA TECHNOLOGIES, INC.

     Consolidated Statements of Stockholders' Equity and Comprehensive Loss
                      (In thousands, except share amounts)



                                                Convertible
                                              Preferred Stock               Common Stock
                                          -------------------------    -------------------------     Additional       Deferred
                                                                                                       Paid-In          Stock
                                             Shares         Amount         Shares         Amount       Capital      Compensation
                                          -----------    -----------    -----------    -----------   -----------    -----------
Balances, December 31, 1999 ...........    14,290,517              1      8,746,081              1        44,081        (13,523)
Comprehensive loss:
   Net loss ...........................            --             --             --             --            --             --
   Other comprehensive
       income, net of tax:
 Unrealized gain on available-for-
    sale investments ..................            --             --             --             --            --             --
 Comprehensive loss ...................            --             --             --             --            --             --
Exercise of stock options .............            --             --      3,081,973             --         3,573             --
Repurchase of common stock ............            --             --       (425,866)            --          (231)            --
Sale of Series E convertible preferred
 stock (net of issuance of costs of $8)     3,404,140              1             --             --        23,820             --
Issuance of common stock (net of
   issuance costs of $4,967) ..........            --             --      3,450,000             --        36,433             --
Issuance of non-employee stock option
   for services .......................            --             --             --             --           635             --
Conversion of convertible preferred
stock .................................   (17,694,657)            (2)    17,694,657              2            --             --
Deferred stock compensation ...........            --             --             --             --        36,397        (36,397)
Amortization of deferred stock
   compensation .......................            --             --             --             --            --         23,534
                                          -----------    -----------    -----------    -----------   -----------    -----------
Balances, December 31, 2000 ...........            --             --     32,546,845              3       144,708        (26,386)
Comprehensive loss:
   Net loss ...........................            --             --             --             --            --             --
 Other comprehensive
   loss, net of tax:
 Reclassification adjustment for

   gains included in net income .......            --             --             --             --            --             --

Comprehensive loss ....................            --             --             --             --            --             --

Exercise of stock options .............            --             --      1,018,448             --           485             --
Sale of common stock under
   employee stock purchase plan .......            --             --        287,749             --           760             --
Repurchase of common stock ............            --             --       (355,924)            --          (706)            --
Issuance of common stock in
   acquisition ........................            --             --      4,148,745              1        42,643           (588)
Issuance of common stock
   for asset purchase .................            --             --      2,217,527             --         2,549             --
Private placement of common stock
   (net of issuance costs of $505) ....            --             --     22,150,369              2        11,721             --
Sale of warrants attached to common
   stock in private placement .........            --             --             --             --         1,952             --
Stock-based compensation associated
   with private placement .............            --             --             --             --           289             --
Issuance of non-employee stock option
   for services .......................            --             --             --             --             4             --
Net reversal of deferred stock
   compensation from forfeitures ......            --             --             --             --        (9,591)         9,591
Amortization of deferred stock
   compensation .......................            --             --             --             --            --         10,277
                                          -----------    -----------    -----------    -----------   -----------    -----------
Balances, December 31, 2001 ...........            --             --     62,013,759              6       194,814         (7,106)
Comprehensive loss:
   Net loss ...........................            --             --             --             --            --             --

Exercise of stock options .............            --             --        213,948             --            96             --
Repurchase of common stock ............            --             --        (78,982)            --          (107)            --
Sale of common stock under
  employee stock purchase plan ........            --             --        194,707             --           133             --
Close of Woodwind purchase escrow

   return of held shares ..............            --             --       (262,796)            --          (124)            --
Net reversal of deferred stock
   compensation from forfeitures ......            --             --             --             --        (5,515)         5,515
Amortization of deferred stock
   compensation .......................            --             --             --             --            --          1,276
                                          -----------    -----------    -----------    -----------   -----------    -----------
Balances, December 31, 2002 ...........            --    $        --     62,080,636    $         6   $   189,297    $      (315)
                                          ===========    ===========    ===========    ===========   ===========    ===========


                 See notes to consolidated financial statements

                             VINA TECHNOLOGIES, INC.
     Consolidated Statements of Stockholders' Equity and Comprehensive Loss
                      (In thousands, except share amounts)



                                                                     Accumulated
                                                                        Other            Total
                                                   Accumulated      Comprehensive    Stockholders'     Comprehensive
                                                     Deficit           Income           Equity             Loss
                                                     -------           ------           ------             ----
Balances, December 31, 1999....................       (30,212)             --                348
Comprehensive loss:
 Net loss......................................       (43,332)             --            (43,332)        $(43,332)
 Other comprehensive income, net of tax:
 Unrealized gain on available-for-sale
   investments.................................            --              48                 48               48
                                                                                                         --------
Comprehensive loss.............................            --              --                 --         $(43,284)
                                                                                                         ========
Exercise of stock options......................            --              --              3,573
Repurchase of common stock.....................            --              --               (231)
Sale of Series E convertible preferred
 stock (net of issuance costs of $8)...........            --              --             23,821
Issuance of common stock (net of
 (issuance costs of $4,967)....................            --              --             36,433
Issuance of non-employee stock
 options for services..........................            --              --                635
Conversion of convertible preferred stock......            --              --                 --
Deferred stock compensation....................            --              --                 --
Amortization of deferred stock
 compensation..................................            --              --             23,534
                                                    ---------           -----          ---------
Balances, December 31, 2000....................       (73,544)             48             44,829
Comprehensive loss:
 Net loss......................................       (48,642)             --            (48,642)        $(48,642)
 Other comprehensive loss, net of tax:
 Reclassification adjustment for
 gains included in net income..................            --             (48)               (48)             (48)
                                                                                                         --------
Comprehensive loss.............................            --              --                 --         $(48,690)
                                                                                                         ========
Exercise of stock options......................            --              --                485
Sale of common stock under
 employee stock purchase plan..................            --              --                760
Repurchase of common stock.....................            --              --               (706)
Issuance of common stock in acquisition........            --              --             42,056
Issuance of common stock
   for asset purchase..........................            --              --              2,549
Private placement of common stock
   (net of issuance costs of $505).............            --              --             11,723
Sale of warrants attached to common
   stock in private placement..................            --              --              1,952
Stock-based compensation associated
   with private placement......................            --              --                289
Issuance of non-employee stock option
   for services................................            --              --                  4
Net reversal of deferred stock
   compensation from forfeitures...............            --              --                 --
Amortization of deferred stock
   compensation, net of forfeitures............            --              --             10,277
                                                    ---------           -----          ---------
Balances, December 31, 2001                          (122,186)             --             65,528
Comprehensive loss:
   Net loss....................................       (55,430)             --            (55,430)        $(55,430)
                                                                                                         ========
Exercise of stock options......................            --              --                 96
Repurchase of common stock.....................            --              --               (107)
Sale of common stock under
  employee stock purchase plan.................            --              --                133
Close of Woodwind purchase escrow
   return of held shares.......................            --              --               (124)
Net reversal of deferred stock
   compensation from forfeitures...............            --              --                 --
Amortization of deferred stock compensation....            --              --              1,276
                                                    ---------           -----          ---------
Balances, December 31, 2002....................     $(177,616)          $  --          $  11,372
                                                    =========           =====          =========


                 See notes to consolidated financial statements

                             VINA TECHNOLOGIES, INC.
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                      Years Ended December 31,
                                                                                ------------------------------------
                                                                                  2000          2001          2002
                                                                                --------      --------      --------
Cash flows from operating activities:
  Net loss ................................................................     $(43,332)     $(48,642)     $(55,430)
  Reconciliation of net loss to net cash used in operating activities:
    Depreciation and amortization .........................................        1,042        10,080         2,792
    Disposal of property and equipment ....................................           --            --         1,947
    Impairment of goodwill and intangible assets ..........................           --            --        29,783
    Stock-based compensation, net .........................................       24,169        10,570         1,276
    In-process research and development ...................................           --         5,081            --
    Accrued interest income on short-term investments .....................       (1,180)          797            --
    Changes in operating assets and liabilities, net of effects from acquisition in 2001:
        Accounts receivable ...............................................       (2,774)       (2,810)        4,711
        Inventories .......................................................       (1,877)       (3,416)        2,366
        Prepaid expenses and other ........................................       (2,483)        1,215          (792)
        Other assets ......................................................          (58)         (220)          324
        Accounts payable ..................................................        5,015        (1,294)       (4,819)
        Accrued compensation and related benefits .........................        1,697          (898)       (1,334)
        Accrued warranty ..................................................          237            10          (282)
        Other current liabilities .........................................        1,455          (853)         (793)
                                                                                --------      --------      --------
            Net cash used in operating activities .........................      (18,089)      (30,380)      (20,251)
                                                                                --------      --------      --------
Cash flows from investing activities:
    Purchases of property and equipment ...................................       (3,782)       (1,108)         (648)
    Purchases of short-term investments ...................................      (50,499)       (1,050)          (50)
    Proceeds from sales/maturities of short-term investments ..............       15,000        36,432            --
    Net cash from acquisition .............................................           --          (454)           --
                                                                                --------      --------      --------
    Net cash provided by (used in) investing activities ...................      (39,281)       33,820          (698)
                                                                                --------      --------      --------
Cash flows from financing activities:
    Net proceeds from sale of convertible preferred stock .................       23,821            --            --
    Net proceeds from sale of common stock ................................       36,433         4,086         9,589
    Proceeds from the sale of stock under employee stock purchase and stock
        option plans ......................................................        3,573         1,245           229
    Repurchase of common stock ............................................         (231)         (706)         (107)
    Proceeds from the issuance of short-term debt .........................           --            --         3,000
    Restricted cash related to short-term debt ............................           --            --        (3,000)
    Proceeds from issuance of long-term debt ..............................          375            --            --
    Repayments of long-term debt ..........................................       (1,429)           --            --
                                                                                --------      --------      --------
            Net cash provided by financing activities .....................       62,542         4,625         9,711
                                                                                --------      --------      --------
Net change in cash and cash equivalents ...................................        5,172         8,065       (11,238)
Cash and cash equivalents, Beginning of year ..............................        2,568         7,740        15,805
                                                                                --------      --------      --------
Cash and cash equivalents, End of year ....................................     $  7,740      $ 15,805      $  4,567
                                                                                ========      ========      ========
Noncash investing and financing activities:
    Deferred stock compensation, net of forfeitures .......................     $ 36,397      $ (9,591)     $     --
                                                                                ========      ========      ========
    Conversion of convertible preferred stock into common stock ...........     $ 48,120      $     --      $     --
                                                                                ========      ========      ========
    Changes in unrealized gain on available-for-sale investments ..........     $     80      $    (80)     $     --
                                                                                ========      ========      ========
    Common stock subscription receivable ..................................     $     --      $  9,589      $     --
                                                                                ========      ========      ========
    Issuance of common stock in acquisition ...............................     $     --      $ 42,056      $     --
                                                                                ========      ========      ========
    Issuance of common stock for asset purchase ...........................     $     --      $  2,549      $     --
                                                                                ========      ========      ========
Supplemental disclosures of cash flow information:
       Cash paid for interest .............................................     $     64      $     --      $     11
                                                                                ========      ========      ========
        Cash paid for taxes ...............................................     $     10      $     19      $     21
                                                                                ========      ========      ========

                 See notes to consolidated financial statements

                             VINA TECHNOLOGIES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended
                        December 31, 2000, 2001 and 2002

1. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2002, the Company used cash in operating activities of $20.3 million. As of December 31, 2002, the Company had cash and cash equivalents of $4.6 million and an accumulated deficit of $177.6 million. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The Company has implemented, and is continuing to pursue, aggressive cost cutting programs in order to preserve available cash. The Company is also evaluating other sources of funding, such as the line of credit secured in February 2003. (See Note 15). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Business and Significant Accounting Policies

Business - VINA Technologies, Inc. (the Company or VINA), incorporated in June 1996, designs, develops, markets and sells multiservice broadband access communications equipment that enables telecommunications service providers to deliver bundled voice and data services. The Company has incurred significant losses since inception and expects that net losses and negative cash flows from operations will continue for the foreseeable future.

Basis of Presentation - The consolidated financial statements include the accounts of VINA Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Such management estimates include an allowance for doubtful accounts receivable, reserves for sales returns, provisions for inventory to reflect the net realizable value, valuation allowances against deferred income taxes, restructuring reserves and accruals for product warranty and other liabilities. Actual results could differ from those estimates.

Certain Significant Risks and Uncertainties - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. The Company only invests its cash in highly liquid and high investment grade instruments. The Company sells its products to distributors and end users primarily in the United States and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and maintains allowances for estimated potential bad debt losses. The Company's contract manufacturer has obtained or has on order substantial amounts of inventory to meet its revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill us for any excess component and finished goods inventory. The Company also has a non-cancelable purchase order with a major chip supplier for one of its critical components. (See Note 9)

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future consolidated financial position, results of operations or cash flows: advances, trends in new technologies and developing industry standards; competitive pressures in the form of new products or price reductions on current products; changes in the overall demand for products offered by the Company; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; the Company's ability to obtain additional capital to support operations; the Company's ability to integrate acquired businesses and the Company's ability to attract and retain employees necessary to support its growth.

Certain components and subassemblies used in the Company's products are purchased from a sole supplier or a limited group of suppliers. In addition, the Company outsources the production and manufacture of its access integration devices to a sole turnkey manufacturer. Any manufacturing disruption, shortage of supply of products or components, or the inability of the Company to procure products or components from alternative sources on acceptable terms could have a material adverse effect on the Company's business, consolidated financial position and results of operations.

Cash Equivalents - The Company classifies all investments in highly liquid debt instruments with maturities at the date of purchase of three months or less as cash equivalents.

Restricted Cash - Restricted cash consists of cash and a certificate of deposit
(CD) with a maturity of less than one year. This cash and CD are carried at fair value and are restricted as collateral for specified obligations under certain line of credit and lease agreements.

Short-Term Investments - Short-term investments consist of various instruments with investment grade credit ratings. All of the Company's short-term investments are classified as "available-for-sale" based on the Company's intended use and are stated at fair market value based on quoted market prices. The difference between amortized cost and fair value representing unrealized holding gains or losses is recorded as a component of stockholders' equity, net of tax, as accumulated other comprehensive income. Gains and losses on sales are determined on a specific identification basis.

Fair Value of Financial Instruments - The Company's financial instruments include cash equivalents and short-term investments. Cash equivalents are stated at cost which approximates fair market value based on quoted market prices. Short-term investments are stated at fair market value based on quoted market prices.

Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

Deposits - Deposits consist of money deposited with specific vendors and landlords as security. The carrying amounts are the values to be returned upon cessation of security requirements.

Prepaid and other assets - Prepaid and other assets consists of various interest and other non-revenue receivables, prepaid licenses and royalties.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful lives of the related assets.

Long-Lived Assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value based on the present value of estimated future cash flows.

Short-term debt - Short-term debt consists of a committed revolving line of credit with a term of one year, which bears interest at a rate of the Prime rate plus two percent. The line is secured by $3 million of restricted cash as of December 31, 2002. The line of credit is carried at fair value. The entire balance was repaid in January 2003.

Income Taxes - The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting

Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair value method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. See Note 10 for discussion of assumptions used in computing fair values and the pro forma results of operations, had the Company accounted for employee stock-based compensation in accordance with SFAS No. 123.

Revenue Recognition - The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. The Company generates revenue from sale of products and related services to communications service providers and through original equipment manufacturers and value added resellers.

Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, the Company accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition. Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE). There is no VSOE on the sales of communications equipment due to the wide range in customer discounts provided by the Company.

Service revenue is generated from the sale of installation, training and postcontract customer support (PCS) agreements related to the communications equipment. The Company also accounts for these transactions in accordance with SAB No. 101 and SOP 97-2, and as such recognizes revenue when all of the related revenue recognition criteria are met which is: (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS agreement. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, the Company defers the fair value of these undelivered elements based on VSOE and recognizes revenue as the services are delivered. VSOE of these elements is based on stand-alone sales (including renewal rates of PCS agreements) of the services. For all periods presented service revenue has been less than 10% of total net revenue.

The Company additionally records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

Research and Development - Costs incurred in research and development are charged to operations as incurred.

Foreign Currency - The functional currency of the Company's foreign subsidiary is the U.S. dollar. Transaction and remeasurement gains and losses were not significant for any of the periods presented.

Net Loss per Share - Basic earnings per share (EPS) excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period excluding the weighted average common shares subject to repurchase. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be antidilutive.

Comprehensive Loss - In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company reports by major components and as a single total, the change in its net assets during the period from nonowner sources in a consolidated statement of comprehensive loss, which has been included with the consolidated statements of stockholders' equity.

Related Party Transactions - The Company accounts for related party transactions as arm's length agreements in the normal course of business. In 2002, the Company incurred consulting expenses of $100,000 from a director of the Company. As of December 31, 2002, $20,000 of such expense is included in accrued liabilities.

New Accounting Standards - In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. The Company adopted SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS No. 142, the Company stopped the amortization of intangible assets with indefinite lives (goodwill, which includes the reclass of workforce-in-place, and tradenames) with a net carrying value of $27.6 million at December 31, 2001 and annual amortization of $8.8 million that resulted from business combinations initiated prior to the adoption of SFAS No. 141. The deterioration of the telecom industry and the decline of our product sales in 2002 were factors that required the Company to evaluate goodwill, determine it to be impaired, and record a $27.3 million impairment charge during 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets. " SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for the Company on January 1, 2002. The deterioration of the telecom industry and the decline of our product sales in 2002 were factors that required the Company to evaluate intangibles, determine them to be impaired, and record a $2.5 million impairment charge during 2002.

In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued and to be made in regard of product warranties. Disclosures required under FIN 45 are already included in these financial statements, however, the initial recognition and initial measurement provisions of this FIN are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect the adoption of FIN 45 to have a material effect on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of the commitment to an exit plan. SFAS No. 146 states that a commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. It also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has elected to continue accounting for employee stock option plans according to APB No. 25, and the Company adopted the disclosure requirements under SFAS No. 148 commencing on December 31, 2002.

3. Short-Term Investments

The Company's short-term investments at December 31, 2002 and 2001 consists of certificates of deposit in the amount of $50,000 and $500,000, respectively. The amortized cost of the investments is equivalent to the fair value at December 31, 2002 and 2001.

Available-for-sale debt securities and certificates of deposit are classified as current assets as all maturities are within one year.

4. Inventories

     Inventories consist of the following (in thousands):

                                                       December 31,
                                                       ------------
                                                    2001         2002
                                                    ----         ----
          Raw materials and subassemblies.....     $1,783       $1,684
          Finished goods......................      3,950        1,683
                                                   ------       ------
          Inventories.........................     $5,733       $3,367
                                                   ======       ======

5. Property and Equipment

     Property and equipment consists of the following (in thousands):

                                                            December 31,
                                                            ------------
                                                         2001         2002
                                                         ----         ----
          Computer equipment and software...........    $ 3,066     $ 1,531
          Machinery and equipment...................      4,449       3,415
          Furniture and fixtures....................        989         671
          Leasehold improvements....................        540         268
                                                        -------     -------
                                                          9,044       5,885
          Accumulated depreciation and amortization.     (3,773)     (3,917)
                                                        -------     -------
          Property and equipment, net...............    $ 5,271     $ 1,968
                                                        =======     =======

6. Acquisitions

     Woodwind Communications

On February 27, 2001, the Company completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. The acquisition was accounted for as a purchase in accordance with APB No. 16. Under the terms of the merger agreement, the Company acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing 4,148,745 shares of the Company's common stock. The Company assumed Woodwind's outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional 1,106,892 shares of the Company's common stock. The total purchase price as of February 27, 2001 has been allocated to the assets acquired and liabilities assumed based on their respective fair values as follows (in thousands):

Total purchase price:

Cash consideration...........    $  7,500
Common stock.................      39,465
Options assumed..............       2,591
Acquisition expenses.........         726
                                 --------
                                 $ 50,282
                                 ========

Purchase price allocation:

Fair market value
of net tangible assets

acquired at February 27, 2001..  $  6,728

                                            Economic
                                              Life
                                              ----
Intangible assets acquired:
 Workforce-In-Place...........      1,236       3
 Tradename....................        346       4
 Core technology..............      3,022       4
 Current technology...........        310       4
 In-process research
 and development..............      5,081       -
 Goodwill.....................     35,525       4
 Deferred tax liabilities.....     (1,966)      -
                                  -------
                                 $ 50,282
                                 ========

The Company recorded a one-time charge of $5.1 million in the first quarter of 2001 for purchased in-process research and development related to development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process research and development effort, or any material sub-component, had no alternative future use was reached in consultation with the Company's and Woodwind's management.

Significant assumptions that were used to determine the value of in-process technology, include the following: first, an income approach that focused on the income producing capability of the acquired technology, and best represented the presented value of the future economic benefits the Company expected to derive from them; second, forecasted net cash flows that the Company expected might result from the development effort were determined using projections prepared by the Company's management; third, a discount rate of 25% was used, based upon the estimated weighted average rate of return for Woodwind, which is consistent with the implied transaction discount rate; and fourth, a premium of 10% for the in-process technology was added to reflect the additional risk of the in-process technology, thus resulting in the use of an overall 35% discount rate.

In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, the Company recorded the intrinsic value, measured as the difference between the grant price and fair market value on the acquisition consummation date, of unvested options assumed in the acquisition as deferred stock compensation. Such deferred stock compensation, which aggregated $588,000, is recorded as a separate component of stockholders' equity and will be amortized over the vesting term of the related options. For the years ended December 31, 2001 and 2002, the Company amortized $125,000 and $32,000, respectively, as stock-based compensation related to these options in the accompanying consolidated statements of operations.

The operating results of Woodwind have been included in the accompanying consolidated statements of operations since the date of acquisition. The following selected unaudited pro forma combined results of operations for the years ended December 31, 2000 and 2001 of the Company and Woodwind have been prepared assuming that the acquisition had occurred at the beginning of the periods presented. The following unaudited pro forma financial information is not necessarily indicative of the actual results that would have occurred had the acquisition been completed at the beginning of the period indicated nor is it indicative of future operating results (in thousands, except per share data):

                                                               Pro Forma
                                                             December 31,
                                                        ---------------------
                                                           2000         2001
                                                           ----         ----
   Net revenue........................................  $  32,299    $  45,112
   Net loss...........................................  $ (61,469)   $ (48,340)
   Net loss per share.................................  $   (2.98)   $   (1.28)
   Shares used in calculation of net loss per share...     20,616       37,790

The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles, goodwill and deferred stock compensation associated with the acquisition. The $5.1 million charge for purchased in-process research and development has been excluded from the pro forma results, as it is a material nonrecurring charge.

     Intellectual Property and Related Assets

In December 2001, the Company purchased optical concentrator technology and related equipment from a related party by issuing 2,217,527 shares of the Company's common stock valued at $2.5 million on the purchase date. In addition, the Company incurred approximately $676,000 in direct acquisition expenses. The total purchase price of $3.2 million was allocated on a fair value basis resulting in $1.9 million of intellectual property (intangible assets) and $1.3 million of fixed assets. The acquired assets are being amortized over their useful lives ranging from three to four years.

7. Acquired Intangibles and Goodwill, Net

As the Company operates in one reportable segment, the design, development, marketing and sale of multi-service broadband access communications equipment, and has only one reporting unit, VINA consolidated, the measurement of the fair value for goodwill is its market capitalization. The deterioration of the telecom industry and the decline in our current product sales in the first quarter, were factors that required the Company to evaluate the fair value of the intangible assets and goodwill. Management evaluated the fair value of the Company as determined by its market capitalization against its carrying value, net assets, and determined that the intangible assets and goodwill were impaired. In addition, under SFAS No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets" the Company evaluated the intangible assets for impairment and determined a portion of the intangible assets were impaired. Also, under SFAS No. 142 "Goodwill and Other Intangible Assets" the Company evaluated the goodwill for impairment and determined that it was impaired. The Company recorded a $29.8 million impairment charge during 2002. The amount was comprised of $27.3 million of goodwill and $2.5 million intangible assets.

     Intangible assets consist of the following (in thousands):

                                      December 31, 2001                            December 31, 2002

                                      Gross                                Gross
                       Amortization   Carrying Accumulated                 Carrying Accumulated  Impairment
                       Period         Amount   Amortization   Net          Amount   Amortization Loss          Net
                       ----------------------------------------------------------------------------------------------
Core technology         4 years       $ 3,022  $   (630)   $ 2,392        $ 2,898   $   (935)    $ (1,963)          -
Current technology      4 years           310       (64)       246            310        (83)        (227)          -
Trade name              4 years           346       (73)       273            346        (73)        (273)          -
Intellectual property   4 years         1,859         -      1,859          1,859       (465)           -     $ 1,394
Workforce-in-place      3 years         1,236      (343)       893              -          -            -           -
                                    ---------------------------------------------------------------------------------
Total                                 $ 6,773  $ (1,110)   $ 5,663        $ 5,413   $ (1,556)    $ (2,463)    $ 1,394
                                    =================================================================================


All of VINA's intangible assets are subject to amortization except for workforce-in-place and tradename. Workforce in place was reallocated to goodwill as of January 1, 2002.

Estimated future amortization expense is as follows (in thousands):

                     Fiscal year                  Total
                     -----------                  -----
                            2003                  $ 465
                            2004                    465
                            2005                    464
                                     ------------------
              Total Amortization                $ 1,394
                                     ==================

The changes in the carrying amount of goodwill, including workforce in place, for the year ended December 31, 2002 are as follows (in thousands):

Balance as of January 1, 2002             $    27,319
Impairment loss                               (27,319)
                                          -----------
Balance as of December 31, 2002           $         -
                                          ===========

Had the provisions of FAS No. 142 been applied beginning on January 1, 2001 our net loss and net loss per share would have been as follows (in thousands except per share amounts):

                                       Year Ended December 31,
                                       -----------------------
                                                 2001
                                                 ----
Net loss as reported                         $  (48,642)
Add back amortization:
    Goodwill                                      7,133
    Workforce-in-place                              343
     Tradename                                       73
                                      ---------------------------
Adjusted net loss                            $  (41,093)
                                      ===========================

EPS - basic and diluted,                     $    (1.31)
as reported
Goodwill,                                          0.20
workforce-in-place and
tradename amortization

                                      ---------------------------
Adjusted EPS                                 $    (1.11)
                                      ===========================

8. Restructurings

During the year ended December 31, 2001, the Company announced and completed a restructuring plan that included a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, the Company reduced its workforce by approximately 20%. (See Note 15)

During April and July 2002, the Company announced and completed restructuring plans intended to better align its operations with the changing market conditions. These plans were designed to prioritize VINA's growth areas of business, focus on profit contribution and reduce expenses. The restructurings includes a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, the Company reduced its workforce by approximately 23% and 26% in April and July 2002, respectively.

     A summary of the restructuring benefit and expenses for the year ended December 31, 2002 is as follows (in thousands):

                                                             Stock
                                          Workforce       Compensation  Abandonment of     Capital
                                          Reductions        Benefits      Facilities      Equipment      Total
2000 remaining provision ..............   $    --           $    --       $    --         $    --       $    --
July 2001 provision ...................       991            (2,569)           --              --        (1,578)
Net provision utilized ................      (945)            2,569            --              --         1,624
                                          -------           -------       -------         -------       -------
2001 remaining provision ..............        46                --            --              --            46
April 2002 provision ..................       835            (1,547)          400             340            28
July 2002 provision ...................       602              (762)           35             945           820
December 2002 provision ...............        --                --           148              --           148
Net provision utilized ................    (1,483)            2,309          (485)         (1,285)         (944)
                                          -------           -------       -------         -------       -------
Balance at December 31, 2002 ..........   $    --           $    --       $    98         $    --       $    98
                                          =======           =======       =======         =======       =======


Workforce reductions - These restructuring programs resulted in the reduction of 80 employees across all functions (43 in April of 2002 and 37 in July 2002). The 2001 restructuring program resulted in the reduction of approximately 40 employees across all functions. As of December 31, 2002, the Company has disbursed the total amount related to the 2002 severance, $1,437,000, $945,000 related to the 2001 severance and have reversed $46,000 pertaining to the remaining balance from the 2001 workforce reduction.

Stock compensation benefits - In connection with the April 2002 workforce reduction, the Company recorded a net benefit of $ 1,547,000. This net benefit resulted from a $1,577,000 benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options offset by $30,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements. The July 2002 workforce reduction resulted in a benefit of $762,000 for the reversal of prior period estimated stock compensation expense on forfeited stock options. The July 2001 workforce reduction resulted in a benefit of $2,569,000. This net benefit resulted from a $3.0 million benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options, offset by $431,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements.

Abandonment of facilities - Part of the restructuring included the closure of our engineering facilities in Maryland and Texas in April 2002 and July 2002, respectively. In December 2002, the Company incurred an additional restructuring charge of $148,000 for the remaining portion of the Maryland lease. (See Note
15). There were no facilities closed as part of the July 2001 restructuring and therefore there were no associated costs.

Capital equipment - As a result of the closing of our Maryland and Texas facilities and our reductions in headcount, the Company determined that it had excess capital equipment with total book values substantially less than market value. The Company finalized the dispositions in September of 2002. There was no excess capital equipment related to the 2001 restructuring.

9. Commitments and Contingencies

Leases - The Company leases office space under various noncancelable, operating leases that expire through 2007. The Company has an option to renew the primary facility lease for an additional five years at the then current market rent. Future obligations under the Company's operating leases are as follows (in thousands):

                  Years Ending December 31:
                  2003...........................    $    467
                  2004...........................         337
                  2005...........................         430
                  2006...........................         491
                  2007...........................         292
                                                      -------
                  Lease commitments..............     $ 2,017
                                                      =======

     Rent expense incurred under the operating leases for, 2000, 2001 and 2002 was $703,000, $1.4 million, and $1.7 million, respectively.

The Company records rent expense under non-cancelable operating leases using a straight-line method after consideration of increases in rental payments over the lease term, and records the difference between actual payments and rent expense as deferred rent included within the caption other current liabilities in the accompanying consolidated balance sheets.

Litigation - The high technology and telecommunications industry in which the Company operates is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. The Company is not a party to any such litigation; however any such litigation in the future could have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

Purchase Commitments - The Company's contract manufacturer has obtained or has on order substantial amounts of inventory to meet their revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill for any excess component and finished goods inventory. The Company also has a non-cancelable purchase order with a major chip supplier for one of its critical components. As of December 31, 2002, the estimated purchase commitments and non-cancelable purchase orders to those companies is $1.6 million. In August 2002, the Company placed $1.0 million on deposit with its contract manufacturer as security against these purchase commitments.

Warranty - The Company provides a full 60-month parts and factory labor warranty against defects in materials and workmanship for all VINA Integrated Access Device (IAD) product lines. A 12-month parts and factory labor warranty against defects in materials and workmanship is provided for all VINA Integrated Multi-Service Access Platform (IMAP) product lines. All VINA-supplied software is also covered by a 60-month warranty for IAD products, and a 12-month warranty for IMAP products. The Company accounts for warranty liability by taking a charge in the period of shipment for the estimated warranty costs that will be incurred related to shipments. A weighted average of the cost per warranty transaction per product line is developed taking into consideration: the costs of freight, replacement, rework and repair. Estimated returns over time are calculated taking into account experience by product line. A warranty liability is calculated by applying the number of units under warranty against a factor representing the likelihood of a return and the estimated cost per return transaction. Actual warranty charges are tracked and reported separately from other transactions.

     The changes in the warranty reserve balances during the years ended December 31, 2002 and 2001 are as follows (in $ thousands):

                                                            2001     2002
                                                            ----     ----
Balance at beginning of year ...........................   $ 686    $ 696

Payments made under the warranty .......................     (58)    (228)

Product warranty issued for new sales ..................      88      (18)

Changes in accrual in respect of warranty periods ending     (20)     (36)
                                                           -----    -----
Balance at the end of year .............................   $ 696    $ 414
                                                           =====    =====

10. Stockholders' Equity

     Public Offering

In August 2000, the Company completed its initial public offering of 3,450,000 shares of common stock at $12.00 per share, for net proceeds of $36.4 million.

     Convertible Preferred Stock

In 1998, the Company issued 4,167 shares of Series D convertible preferred stock at $6.00 per share, for which the proceeds were not payable until 1999, and accordingly, the Company established a $25,000 subscription receivable at December 31, 1998.

In 1999, the Company issued an additional 10,746 shares of Series D convertible preferred stock at $6.00 per share resulting in proceeds of $65,000.

In 2000, the Company issued 3,404,140 shares of Series E convertible preferred stock at $7.00 per share resulting in net proceeds of $23.8 million.

Upon completion of the initial public offering, 7,500,000 convertible preferred shares of Series A, 3,000,000 convertible preferred shares of Series B, 3,000,000 convertible preferred shares of Series C, 790,517 convertible preferred shares of Series D and 3,404,140 convertible preferred shares of Series E were converted into common stock on a one-to-one basis, resulting in the issuance of 17,694,657 shares of common stock to the then convertible preferred stockholders.

     Restricted Common Stock

Restricted common stock issued under certain stock purchase agreements is subject to repurchase by the Company. The number of shares subject to repurchase is generally reduced over a four-year vesting period. At December 31, 2000, 2001, and 2002, 433,334 shares, 260,000 shares, and 141,940 shares respectively, were subject to repurchase.

     Stockholders' Rights Plan

During 2001, the Company's Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock, of the Company. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, of the Company, at a price of $35.00 per one one-thousandth of a share, subject to certain antidilution adjustment provisions. The Rights, as amended, are exercisable in the event that a person, entity or group acquires beneficial ownership of 20% or more of the outstanding shares of VINA's common stock. The Rights will expire on the earlier of (i) July 25, 2011, (ii) consummation of a merger transaction meeting certain requirements, or (iii) redemption or exchange of the Rights by the Company. At December 31, 2002 62,080,636 Rights were outstanding.

     Common Stock - Private Placement

During the fourth quarter of 2001, the Company completed a $14.2 million private placement equity financing. Under the subscription agreement, the Company issued 22,150,369 shares of common stock at a weighted average price of $0.64 per share. In addition, warrants to acquire 7,090,000 shares of the Company's common stock were attached to the common stock. The warrants are immediately exercisable at $1.00 per share and expire three years from the date of issuance or upon the Company's stock price exceeding predefined trading prices. All such warrants were outstanding at December 31, 2002.

The Company allocated $2.0 million of the sales price to the warrants based on the relative fair value of the warrants. The fair value for the warrants was determined using the Black-Scholes option pricing model over the contractual term of the warrants using the following assumptions: stock volatility, 75%; risk free interest rate, 3.6% and no dividends during the expected term.

Certain employees participated in the private placement and purchased 375,742 common shares with 120,050 attached warrants at a price below fair market value. The Company recorded the associated $289,000 of intrinsic value as stock-based compensation in 2001. The intrinsic value was measured as the difference between the equity issuance prices and their fair market values on the date of issuance.

     Net Loss Per Share

The following is a calculation of the denominators used for the basic and diluted net loss per share computations (in thousands):

                                                           Years Ended December 31,
                                                           ------------------------
                                                          2000       2001       2002
                                                          ----       ----       ----
Weighted average common shares outstanding ..........    18,927     38,239     62,098
Weighted average common shares outstanding subject to
   repurchase .......................................    (2,460)    (1,118)      (455)
                                                        -------    -------    -------
Shares used in computation, basic and diluted .......    16,467     37,121     61,643
                                                        =======    =======    =======

During all periods presented, the Company had securities outstanding, which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at: December 31, 2000, 1,859,680 shares of common stock subject to repurchase and options to purchase 10,692,788 shares of common stock; December 31, 2001, 915,461 shares of common stock subject to repurchase and options to purchase 13,353,743 shares of common stock and warrants to purchase 7,090,000 shares of common stock; December 31, 2002, 141,940 shares of common stock subject to repurchase and options to purchase 5,625,010 shares of common stock and warrants to purchase 7,090,000 shares of common stock.

     Stock Plans

In July 2000, the Company adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan serves as the successor equity incentive program to the Company's 1996 Stock Option/Stock Issuance Plan and the 1998 Stock Incentive Plan, as amended (the Predecessor Plans). Options outstanding under the Predecessor Plans on July 11, 2000 (9,071,061 shares) were incorporated into the 2000 Stock Incentive Plan. Such incorporated options continue to be governed by their existing terms, which are similar to the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan, the Company is authorized to provide awards in the form of restricted shares, stock units, options or stock appreciation rights. The number of shares reserved under this plan was 7,301,873 shares which can be increased for repurchases of unvested common shares issued under the Predecessor Plans up to a total share reserve of 10,000,000 shares. The share reserve is automatically increased on January 1 of each calendar year, beginning in 2001, by an amount equal to the lesser of: (i) 2,500,000 shares; (ii) 4% of the outstanding shares of stock of the Company on such date; or (iii) a lesser amount determined by the Company's Board of Directors (2,480,550 shares on January 1, 2002).

Under the 2000 Stock Incentive Plan, the Company may grant options to purchase or directly issue common stock to employees, outside directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than par value at the date of grant for non-statutory stock options. These options generally expire ten years from the date of grant and are generally immediately exercisable. The Company has a right to repurchase (at the option exercise price) common stock issued under option exercises for unvested shares. The right of repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period. Settlement and vesting terms for awards of restricted stock, stock appreciation rights, and stock units are governed by individual agreements. There were no awards of restricted stock, stock appreciation rights or stock units in 2000, 2001 and 2002.

In May 2002, the Board of Directors approved a Stock Option Exchange Program. Under this program, eligible employees could elect to exchange certain outstanding stock options with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of the Company's common stock. The replacement options are to be issued at least six months and one day after the cancellation date, August 15, 2002, and will be issued from the 2000 Stock Option Plan. The new options will be non-statutory stock options and will have an exercise price equal to closing price of the Company's common stock on the date prior to the replacement date. The new options will vest according to the same schedule as the cancelled options. As of the cancellation date, the Company had accepted 2,692,082 shares for exchange under the Program. (See Note 15 for replacement options granted after year end.)

     Stock option activity under the stock plan is summarized as follows:

                                                               OUTSTANDING OPTIONS
                                                               -------------------
                                                                             WEIGHTED
                                                                              AVERAGE
                                                               NUMBER        EXERCISE
                                                              OF SHARES        PRICE
                                                              ---------        -----
Balances at January 1, 2000 (1,163,408 shares vested at a
   weighted average exercise price of $0.33 per share) ....     7,540,482    $   0.64
Granted (weighted average fair value of $6.53 per share) ..     7,555,391        3.47
Canceled ..................................................    (1,321,112)       1.58
Exercised .................................................    (3,081,973)       1.16
                                                               ----------
Balances at December 31, 2000 (1,463,399 shares vested at a
   weighted average exercise price of $0.643 per share) ...    10,692,788        2.37
Granted (weighted average fair value of $1.46 per share) ..     6,802,243        1.51
Canceled ..................................................    (3,122,840)       2.74
Exercised .................................................    (1,018,448)       0.48
                                                               ----------
Balances at December 31, 2001 (3,656,376 shares vested at a
   weighted average exercise price of $1.85 per share) ....    13,353,743        1.99
Granted (weighted average fair value of $0.37 per share) ..     1,770,375        0.40
Canceled ..................................................    (9,285,160)       2.20
Exercised .................................................      (213,948)       0.45
                                                               ----------
Balances at December 31, 2002 .............................     5,625,010    $   1.21
                                                               ==========


     At December 31, 2002, the Company had 13,427,116 shares available for future grants under the 2000 Stock Incentive Plan.

     Additional information regarding options outstanding at December 31, 2002 is as follows:

                                          OPTIONS OUTSTANDING                         VESTED OPTIONS
                          ------------------------------------------------   ---------------------------------
                                         WEIGHTED
                                         AVERAGE           WEIGHTED                                  WEIGHTED
                                        REMAINING          AVERAGE                                   AVERAGE
    RANGE OF                NUMBER     CONTRACTUAL         EXERCISE              NUMBER              EXERCISE
 EXERCISE PRICES         OUTSTANDING   LIFE (YEARS)         PRICE                VESTED                PRICE
 --------------          -----------   -----------         -------               ------              -------

  $0.13 - $0.36          1,168,964          7.8           $  0.30                624,900              $  0.20
  $0.40 - $0.61          1,335,027          8.0              0.59                900,292                 0.57
  $0.70 - $1.00          1,177,303          7.1              0.98                965,422                 0.99
  $1.03 - $1.92          1,396,082          8.3              1.55                642,193                 1.64
  $2.00 - $6.50            547,634          7.6              4.31                359,303                 4.00
                         ---------                                             ---------
  $0.13 - $6.50          5,625,010          7.8           $  1.21              3,492,110              $  1.17
                         =========                                             =========


     Employee Stock Purchase Plan

In July 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the
ESPP). Under the ESPP, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. Offering periods commence on February 1 and August 1 of each year. One million eighty thousand shares of common stock are reserved for issuance under ESPP and will be increased on the first day of each fiscal year, the lesser of: (a) 80,000 shares; (b) 1% of the Company's outstanding common stock on the day of the increase; or (c) a lesser number of shares determined by the Company's Board of Directors (80,000 shares on January 1, 2002).

Shares issued under the ESPP were 194,707 in 2002 at a weighted average price of $0.68 per share. There were 677,544 shares available for future issuance under this plan at December 31, 2002.

     Stock-Based Compensation

As discussed in Note 2, the Company accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes model on the date of grant in compliance with the Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by the Company related to the business combination made on behalf of the Company subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44.

The Company's calculations of fair value for employee stock-based compensation were made using the Black-Scholes option pricing model, which requires subjective assumptions, including expected time to exercise and future stock price volatility, which greatly affects the calculated values. The following weighted average assumptions were used to calculate the fair value of employee awards under the Company's option plans: expected life, 3.2 years in 2000, 2001 and 2002; volatility, 29% in 2000, 75% in 2001 and 154% in 2002; risk free interest rate, 6.4% in 2000, 4.2% in 2001 and 3.1% in 2002; and no dividends during the expected term. The Company's fair value calculations on stock-based awards under the ESPP in 2001 and 2002 were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months; volatility, 75% in 2001 and 154% in 2002; risk free interest rate of 3.74 in 2001 and 3.05% in 2002; and no dividends during the expected term. The Company's calculations are based on a multiple option award valuation and amortization approach, which results in accelerated amortization of the expense. Forfeitures are recognized as they occur.

For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period, using the multiple option method. Pro forma information is as follows (in thousands, except per share amounts):

                                                                                 Years Ended December 31,
                                                                    ------------------------------------------------
                                                                          2000             2001             2002
                                                                          ----             ----             ----
Net loss, as reported ...........................................   $     (43,332)   $     (48,642)  $     (55,430)
 Add:  Stock-based compensation included in reported net loss,
      net of related tax effects ................................          23,534            9,747           1,273
Less:  Stock-based compensation expense determined under the fair
      value method for all awards, net of related tax effects ...         (24,426)         (15,503)         (1,019)
                                                                    -------------    -------------   -------------
Pro forma net loss ..............................................   $     (44,224)   $     (54,398)  $     (55,176)
                                                                    =============    =============   =============
Net loss per share, as reported - basic and diluted .............   $       (2.63)   $       (1.31)  $       (0.90)
                                                                    =============    =============   =============
Pro forma net loss per share - basic and diluted ................   $       (2.69)   $       (1.47)          (0.90)
                                                                    =============    =============   =============


11. Income Taxes

     The Company recorded no income tax benefit or provision in any of the periods presented. The difference between the recorded amounts is reconciled to the federal statutory rate as follows (in thousands):

                                                                        2000        2001         2002
                                                                        ----        ----         ----
          Federal statutory tax benefit at 35%..................     $ (15,166)  $ (17,025)   $ (19,401)
          State tax benefit.....................................        (2,490)       (800)      (1,123)
          Research and development credits......................          (774)       (400)          --
          Nondeductible stock compensation......................         9,848       4,249          447
          In process research and development...................            --       2,043           --
          Amortization of goodwill and intangible assets........            --       3,313           --
          Impairment of goodwill                                            --          --        9,562
          Change in valuation allowance.........................         8,973       8,040       11,463
          Other.................................................          (391)        580         (948)
                                                                     ---------   ---------    ----------
          Income taxes..........................................     $      --   $      --    $      --
                                                                     =========   =========    =========


     The components of net deferred tax assets are as follows (in thousands):

                                                                       December 31,
                                                                    2001          2002
                                                                -----------   --------
          Deferred tax assets:
           Accruals and reserves not currently deductible...     $   2,730    $    1,661
           Net operating loss carryforwards.................        26,492        37,313
           Tax credit carryforwards.........................         2,423         2,769
           Identified acquisition intangibles...............        (1,626)           --
           Other............................................           937           676
                                                                 ---------     ---------
                                                                    30,956        42,419
          Valuation allowance...............................       (30,956)      (42,419)
                                                                 ---------    -----------
          Net deferred tax assets...........................     $      --    $       --
                                                                 =========     =========


Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $11.5 million during 2002.

As of December 31, 2002, the Company had available for carryforward net operating losses for federal and state income tax purposes of approximately $98.0 million and $36.0 million, respectively. Net operating losses of approximately $1.3 million and $800,000 for federal and state tax purposes, respectively, attributable to the tax benefit relating to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options are excluded from the components of deferred income tax assets. The tax benefit associated with this net operating loss will be recorded as an adjustment to stockholders' equity when the Company generates taxable income. Federal net operating loss carryforwards will expire, if not utilized, in 2011 through 2022. State net operating loss carryforwards will expire, if not utilized, in 2006 through 2014.

As of December 31, 2002, the Company had available for carryforward research and experimentation tax credits for federal and state income tax purposes of approximately $1.5 million and $1.6 million, respectively. Federal research and experimentation tax credit carryforwards expire in 2011 through 2022. The Company also had approximately $300,000 in California manufacturers investment credits.

Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Use of approximately $14.0 million of the net operating loss carryforward of Woodwind from periods prior to the merger with the Company is limited to approximately $2.7 million per year. The Company's ability to utilize other net operating loss and tax credit carryforwards may be further limited as a result of an ownership change. Such a limitation could result in the expiration of carryforwards before they are utilized.

12. Customer Concentrations

     The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of accounts receivable or net revenue:

                         Accounts Receivable                Net Revenue
                         -------------------                -----------
                            December 31,             Years Ended December 31,
                            ------------             ------------------------
       CUSTOMER           2001       2002         2000       2001       2002
    -------------        ------     ------       ------     ------     ------
    A...............       23%        --           --         --         --
    B...............       12%        27%          31%        44%        18%
    C...............       --         17%          --         --         --
    D...............       32%        21%          --         --         37%
    E...............       28%        26%          28%        21%        16%
    F...............       --         --           --         12%        --

13. Employee Benefit Plan

The Company has a 401(k) tax deferred savings plan to provide for retirement of employees meeting certain eligibility requirements. Employee contributions are limited to 20% of their annual compensation subject to IRS annual limitations. The Company may make contributions at the discretion of the Board of Directors. There were no discretionary employer contributions to the 401(k) plan in 2000, 2001, or 2002.

14. Segment Information

As defined by the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company operates in one reportable segment: the design, development, marketing and sale of multiservice broadband access communications equipment. International sales were insignificant for all periods presented. The Company's chief operating decision maker is its chief executive officer.

15. Subsequent Events

As of December 31, 2002, the Company had a certificate of deposit for $3.0 million that secured a $3.0 million committed revolving line of credit. In January 2003, the Company remitted full payment for the $3.0 million revolving line of credit.

In January 2003, the Company announced and completed a restructuring plan intended to better align its operations with the continued decline in the telecommunications market. This plan was designed to focus on profit contribution and reduce expenses. The restructuring includes a workforce reduction with related severance and outplacement of approximately $296,000. The restructuring has been accounted for in accordance with the provisions of SFAS No. 146.

On February 17, 2003, the Company granted 2,601,982 option grants as part of the Stock Option Exchange Program approved by the Board of Directors in May 2002. Under this program, eligible employees were able to make an election to exchange certain outstanding stock option grants with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA Technologies Inc. common stock. The replacement option was issued per the Option Exchange Program at least six months and one day after the cancellation date of August 15, 2002. The new options were issued from the Company's 2000 Stock Option Plan and are non-statutory stock options. The individuals participating in this program were employees of VINA Technologies, Inc. on the replacement grant date making them eligible to receive the new stock options. No consideration for the canceled stock options was provided to individuals terminating employment prior to the replacement grant date. The new option has an exercise price of $0.16, which is equal to VINA Technologies Inc. common stock's closing price on the date prior to the replacement grant. The new stock options will continue to vest on the same schedule as the canceled options.

In February 2003, the Company reached a settlement agreement to terminate the lease for its Maryland facility. Actual lease termination costs are $98,000, which has resulted in a change in estimate of the restructuring charges originally accrued as of December 31, 2002. The decrease in restructuring reserves of $318,000 has been reflected in the consolidated financial statements as of December 31, 2002.

In February 2003, the Company established an asset secured credit line with a bank for up to $3.5 million. The Company needs to meet monthly covenants to be able to borrow against this credit line and can meet them currently. The credit line has a one-year duration and has terms of prime plus 2%. There is no outstanding balance on this credit line.